Exhibit 99.1

ContraVir to Advance Second-Generation Formulation of Tenofovir Exalidex (TXL™) for Treatment of Hepatitis B Virus (HBV)

Dose Escalation Not Required For First Generation Formulation of TXL™

Edison, NJ, May 4, 2017 — ContraVir Pharmaceuticals, Inc. (NASDAQ: CTRV), a biopharmaceutical company focused on the development and commercialization of targeted antiviral therapies, today announced it is developing a second-generation formulation of TXL™, the Company’s proprietary liver-targeting prodrug of the antiviral agent tenofovir for treating chronic HBV.

Subsequent to the DSMB’s clearance in December 2016 for a dose escalation above 100 mg, the Company started to develop a new formulation of TXL™ to further enhance and optimize its oral delivery. This strategy is being utilized to increase the amount of TXL™ being delivered to the liver; the site of action in treatment of HBV. It is anticipated that the new formulation of TXL™ will nullify the need to explore higher doses.

“Having established proof-of-principle with our first-generation formulation, we are excited to move forward with a second-generation formulation of TXL™, one that potentially delivers greater antiviral potency per dose,” said John Sullivan-Bolyai MD, Chief Medical Officer of ContraVir. “By providing enhanced drug delivery at a lower dose, the second-generation formulation offers the potential for once daily low dosing, thereby reducing the treatment burden for hepatitis B patients. The overriding goal for the new formulation is to facilitate combination therapy; an approach that we believe represents the future of anti-HBV therapy.”

“While the advancement of a new formulation may appear to be a significant shift in our clinical development program, such a change in course is not uncommon in the biopharmaceutical industry, in which the emergence of an improved formulation of a drug candidate often represents a clear streamlined path forward for a company dedicated to improving patient care,” commented James Sapirstein, Chief Executive Officer of ContraVir. Furthermore, as we expect the future treatment of HBV to be a combination of drugs, we are positioning TXL™ in such a way to drive down dosing and reduce the overall drug burden in patients.”

About TXL™

Tenofovir exalidex (TXL™) is a highly potent prodrug of the successful antiviral drug tenofovir. Its novel liver-targeting structure results in decreased systemic circulating levels of tenofovir, thereby reducing the potential for renal and bone side effects. ContraVir previously completed a Phase 1b dose-escalation trial of TXL™ in healthy volunteers, in which participants were treated at doses up to 100 mg per day for 14 days; in this trial, TXL™ displayed an excellent safety, tolerability, and drug distribution profile. Based on the agent’s best-in-class potential, ContraVir believes TXL™ can become the cornerstone of a curative combination therapy for hepatitis B.

About ContraVir Pharmaceuticals

ContraVir is a biopharmaceutical company focused on the development and commercialization of targeted antiviral therapies with a specific focus on developing a potentially curative therapy for hepatitis B virus (HBV). The Company is developing two novel anti-HBV compounds with complementary mechanisms of action. One compound, TXL™ is a, liver-targeted, lipid prodrug of the antiviral tenofovir which is the active drug in Velmidy® (tenofovir alafenamide) and, Viread® (tenofovir disoproxil fumerate) and is currently in Phase 2a of development. TXL™ has demonstrated the potential for low, once-daily dosing with a low systemic tenofovir exposure, thereby potentially reducing renal and bone side effects. CRV431, the other anti-HBV compound, is a next-generation cyclophilin inhibitor with a unique structure that increases its potency and selective index against HBV. ContraVir is also developing Valnivudine, an orally available nucleoside analogue prodrug; Valnivudine is currently in Phase 3 for the treatment of herpes zoster. In addition to direct antiviral activity, Phase 2 data suggest that Valnivudine has the potential to reduce the incidence of debilitating shingles-associated pain known as post-herpetic neuralgia (PHN). For more information visit www.contravir.com.

TXL™ is a trademark of ContraVir Pharmaceuticals, Inc.

Forward Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated,” and “intend,” among others. These forward-looking statements are based on ContraVir’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our ability to continue as a going concern; our need for additional financing; uncertainties of patent protection and litigation; uncertainties with respect to lengthy and expensive clinical trials, that results of earlier studies and trials may not be predictive of future trial results; uncertainties of government or third party payer reimbursement; limited sales and marketing efforts and dependence upon third parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any drug candidates under development, there are significant risks in the development, regulatory approval, and commercialization of new products. There are no guarantees that future clinical trials discussed in this press release will be completed or successful, or that any product will receive regulatory approval for any indication or prove to be commercially successful. ContraVir does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in ContraVir’s Form 10-K for the year ended June 30, 2016 and other periodic reports filed with the Securities and Exchange Commission.

For further information, please contact:

Sharen Pyatetskaya
Director of Investor Relations
sp@contravir.com; (732) 902-4028